Exhibit 99.1

Senti Bio Names Dr. Kanya Rajangam to Newly Created Position of Chief Medical and Development Officer

- Cell therapy and oncology drug development expert aims to lead Senti Bio’s novel off-the-shelf CAR-NK cell oncology programs into and through clinical development -

SOUTH SAN FRANCISCO, Calif., May 25, 2022 — Senti Biosciences, Inc. (Senti Bio), a leading gene circuit company, today announced the appointment of Kanya Rajangam, MD, PhD, as Chief Medical and Development Officer. Dr. Rajangam, who will join the company this July, is an experienced biotechnology executive with an extensive track record of successfully developing cancer therapies across multiple modalities.

Senti Bio is developing next-generation cell and gene therapies engineered with gene circuits, which are designed to reprogram cells with biological logic to sense inputs, compute decisions and respond to their respective cellular environments. Senti Bio’s oncology pipeline uses healthy adult donor-derived, natural killer (NK) cells engineered with chimeric antigen receptor (CAR) gene circuits that are cryopreserved and dosed off-the-shelf.

“We have made tremendous progress over the last year in advancing multiple oncology programs toward the clinic. Looking forward, as we aim to transition from a platform company to a clinical-stage biotech, we are honored to welcome such a highly-successful drug developer to our leadership team—Kanya is uniquely suited to help Senti Bio navigate this transition and advance our off-the-shelf CAR-NK cell pipeline while creating additional gene circuit-enabled programs,“ said Timothy Lu, MD, PhD, Chief Executive Officer and Co-Founder of Senti Bio. “Kanya’s experience spans early- to late-stage biotech companies, including gaining product approvals in both liquid and solid tumors, and leading CAR-NK cell therapy programs through the IND process and rapidly demonstrating clinical proof-of-concept.”

“This is an extremely exciting time as Senti Bio aims to ramp up late-preclinical and early-clinical development activities to support off-the-shelf CAR-NK cell product candidates, SENTI-202 and SENTI-301, toward anticipated INDs next year,” said Dr. Rajangam. “Senti Bio’s use of Logic Gated gene circuits in its off-the-shelf CAR-NK designs has the potential to selectively target tumors while sparing healthy cells and, I believe, expand the cell therapy opportunity to additional tumor types including acute myeloid leukemia, hepatocellular carcinoma, colorectal cancer and others. I am also drawn to the broad potential of the company’s proprietary gene circuit platform to create ‘smarter’ medicines against a diverse set of therapeutic areas. I am looking forward to joining Senti Bio’s fun and energetic culture while continuing to have a meaningful impact on the lives of cancer patients.”

As Chief Medical and Development Officer, Dr. Rajangam will be broadly responsible for leading the development and regulatory strategy to rapidly advance Senti Bio’s off-the-shelf CAR-NK cell oncology programs into and through clinical development. Dr. Rajangam joins Senti Bio from Nkarta Therapeutics where, as chief medical officer, she was responsible for clinical development of CAR-NK cell therapies for oncology. Prior to Nkarta, she was chief medical officer at Atara Biotherapeutics where she led the development of T-cell therapies for oncology, neurology and infectious diseases. Prior to that, Dr. Rajangam was chief medical officer of Cleave Biosciences, where she led oncology clinical development programs. Prior to becoming a chief medical officer, Dr. Rajangam gained relevant senior leadership experience at Onyx and Exelixis, while contributing to the clinical development and global approval of several marketed oncology products including Kyprolis®, Cotellic® and Cometriq®/Cabometyx®. Dr. Rajangam received a medical degree from St. Johns’ Medical College and completed her surgical residency with a focus on oncology at the Postgraduate Institute of Medical Education and Research (PGIMER), both in India. She received a PhD in biomedical cell and tissue engineering from Northwestern University. Dr. Rajangam serves on the board of directors of Turnstone Biologics, a clinical-stage biotechnology company developing next-generation tumor infiltrating lymphocyte cell therapies and oncolytic virus cancer immunotherapies.

About Senti Bio

Our mission is to create a new generation of smarter medicines that outmaneuver complex diseases using novel and unprecedented approaches. To accomplish this, we are building a synthetic biology platform that may enable us to program next-generation cell and gene therapies with what we refer to as Gene Circuits. These Gene Circuits, which are created from novel and proprietary combinations of DNA sequences, are designed to reprogram cells with biological logic to sense inputs, compute decisions and respond to their cellular environments. We aim to design Gene Circuits to improve the intelligence of cell and gene therapies in order to enhance their therapeutic effectiveness, precision and durability against a broad range of diseases that conventional medicines do not readily address. Our synthetic biology platform utilizes off-the-shelf chimeric antigen receptor natural killer (CAR-NK) cells, outfitted with these Gene Circuit technologies, to target particularly challenging liquid and solid tumor oncology indications. Our lead programs include SENTI-202 and SENTI-301. SENTI-202 is a Logic Gated OR+NOT off-the-shelf CAR-NK cell therapy designed to target and eliminate acute myeloid leukemia (AML) cells while sparing the healthy bone marrow. SENTI-301 is a Multi-Armed off-the-shelf CAR-NK cell therapy designed for the treatment of hepatocellular carcinoma (HCC). We anticipate filing Investigational New Drug (IND) applications in 2023 for both candidates. Over the past several months, Senti Bio scientists have presented preclinical proof-of-concept data across various programs including at the annual meetings of the American Society of Gene and Cell Therapy (ASGCT), the American Association for Cancer Research (AACR), and the American Society of Hematology (ASH). We have also demonstrated the breadth of our Gene Circuits in other modalities and diseases outside of oncology and have executed partnerships with Spark and BlueRock to advance these capabilities. For more information, please visit the Senti Bio website at https://www.sentibio.com.

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Contact Senti Bio:
Deb Knobelman, PhD, CFO	Kelli Perkins (Media)
Email: investors@sentibio.com	Email: kelli@redhousecomms.com

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